Exhibit 99.1

News Release

DARLING INGREDIENTS INC. REPORTS FOURTH QUARTER AND FISCAL 2014 FINANCIAL RESULTS

•	Fourth quarter net income of $69.9 million, or $0.42 per GAAP diluted share

•	Non –GAAP Adjusted Diluted Earnings Per Share for FY 2014 of $1.20 per share

•	Fuel Segment performance reflects the benefit from the biodiesel tax credit

•	Diamond Green Diesel (DGD) Joint Venture Adjusted EBITDA $81.6 million for 2014

•	Foreign exchange – stronger U.S. dollar impacted Euro and Canadian dollar translated earnings in fourth quarter

March 4, 2015 – IRVING, TEXAS – Darling Ingredients Inc. (NYSE: DAR), a global developer and producer of sustainable natural ingredients from edible and inedible bio-nutrients, creating a wide range of ingredients and customized specialty solutions for customers in the pharmaceutical, food, pet food, feed, technical, fuel, bioenergy, and fertilizer industries, today reported financial results for the fourth quarter and fiscal year ended January 3, 2015.

Net sales for the fourth quarter of 2014 increased to $1.0 billion, compared with $447.9 million in the same period of 2013, attributable to newly acquired operations in first quarter of 2014. Operating income in the fourth quarter of 2014 was $39.7 million, compared with $18.5 million for the same period of 2013.

Comments on the 2014 Fourth Quarter and Fiscal Year End

“Our business continued to experience headwinds in fourth quarter 2014 from globally lower prices for our finished products and a stronger U.S. dollar. The global price resetting appears to have stabilized with raw material values adjusting and prices for most proteins recovering to meet the increased demand in both the feed and pet food sectors. Fat and used cooking oil finished product prices continued their decline as a result of larger global grain supplies, lower crude oil values, and a non-defined Renewable Fuel Standard for 2014 or 2015. Diamond Green Diesel delivered a tremendous quarter, and as anticipated we benefited from the reinstatement of the biodiesel blender’s tax credit,” said Randall Stuewe, Darling Ingredients Inc. Chairman and Chief Executive Officer.

“Our gelatin business delivered as expected, with a good performance in Europe and the US. China showing signs of recovery while South America margin conditions improved. Our global casings business is showing signs of improvement.”

“In 2014 we aggressively stepped onto the world stage and launched our new global platform,” Mr. Stuewe added. “It has been a challenging year in light of the global deflationary pressures we faced, but we successfully executed a significant international integration and are patiently building our platform as the world’s leader in creating sustainable food, feed and fuel ingredients for a growing population,” concluded Mr. Stuewe.

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Reconciliation of Fourth Quarter 2014 Net Income to Adjusted EBITDA

	Three Months Ended
Adjusted EBITDA (U.S. dollars in thousands)	January 3, 2015	December 28, 2013
Net income attributable to Darling	$69,943	$22,493
Depreciation and amortization	69,039	31,713
Interest expense	24,633	21,501
Income tax expense	4,792	585
Foreign currency loss/(gain)	1,267	(28,107)
Other expense /(income), net	(269)	928
Equity in net (income)/loss of unconsolidated subsidiaries	(59,547)	1,136
Net income/(loss) attributable to noncontrolling interests	(1,155)	—

Adjusted EBITDA (Non-GAAP)	$108,703	$50,249

Acquisition and integration-related expenses	2,362	14,114

Pro Forma Adjusted EBITDA (Non-GAAP)	$111,065	$64,363

DGD Joint Venture Adjusted EBITDA (Darling’s share) (1)	$63,757	$3,295

(1)	Darling’s pro forma adjusted EBITDA (Non-GAAP) in the above table does not include the DGD Joint Venture adjusted EBITDA (Darling’s share) if we had consolidated the DGD Joint Venture.

Fourth quarter 2014 net income attributable to Darling was $69.9 million, or $0.42 per diluted share, compared with net income of $22.5 million, or $0.18 per diluted share, in the fourth quarter of 2013. For the fourth quarter of fiscal 2014, the Company generated Adjusted EBITDA of $108.7 million, as compared to $50.2 million in the same period in 2013. The increase was primarily attributable to the inclusion of the blender’s tax credit from the DGD Joint Venture and our newly acquired operations. On a Pro Forma Adjusted EBITDA basis, the Company would have generated $111.1 million in the fourth quarter 2014, as compared to a Pro Forma Adjusted EBITDA of $64.4 million in the same period in 2013.

Fourth Quarter Segment Performance

Feed Ingredients Segment	Three Months Ended
($ thousands)	January 3, 2015	December 28, 2013
Net Sales	$605,976	$447,394
Operating Income	$33,613	$32,271

News Release March 4, 2015 Page 3

•	Feed Ingredients operating income increased by $1.3 million to $33.6 million when compared to the fourth quarter of fiscal 2013. The increase in operating income is attributable to the newly acquired operations in first quarter 2014.

•	Europe and Canada performed generally as expected, with the U.S. moderately below expectations with fat markets falling lower sequentially quarter over quarter impacting the non-formula business.

Food Ingredients Segment	Three Months Ended
($ thousands)	January 3, 2015	December 28, 2013
Net Sales	$322,049	—
Operating Income	$13,655	—

•	Food Ingredients operating income was $13.7 million for the fourth quarter of 2014 compared to no prior reporting segment or activity in the Food Ingredients business lines in the fourth quarter of 2013.

•	Rousselot preformed consistently. Our global volumes improved, with Europe leading the way and China showing signs of improved demand while adjustments were made to ease South America margin compression. The Company’s casings business showed signs of improved margins.

Fuel Ingredients Segment	Three Months Ended
($ thousands)	January 3, 2015	December 28, 2013
Net Sales	$72,179	$7,910
Operating Income	$10,935	$714

•	Exclusive of the DGD Joint Venture, Fuel Ingredients operating income for the fourth quarter of fiscal 2014 was $10.9 million, an increase of $10.2 million as compared to fourth quarter of fiscal 2013. Including the DGD Joint Venture, the Fuel Ingredients Segment income was $70.0 million in fourth quarter 2014, as compared to $(0.4) million in the same period of 2013. The increase of $70.4 million is primarily related to the passage of the $1.00 per gallon blender’s tax credit in the fourth quarter of fiscal 2014. The DGD Joint Venture has not yet distributed any earnings to its venture partners.

•	The new bio-phosphate facility in Son, Netherlands was in full production during fourth quarter of fiscal 2014, and our disposal rendering operations experienced increased demand.

News Release March 4, 2015 Page 4

Fiscal Year Ended January 3, 2015 Performance

For the fiscal year ended January 3, 2015, the Company reported net sales of $4.0 billion, as compared to $1.8 billion for the 2013 fiscal year. The $2.2 billion increase in sales resulted primarily from the inclusion of the newly acquired businesses.

As a result of the VION Acquisition and the Rothsay Acquisition, the Company’s results for the twelve months of fiscal 2014 include 52 weeks of operations from the VION Acquisition and 53 weeks from the Rothsay Acquisition, as compared to no operations from the VION Acquisition and 9 weeks from the Rothsay Acquisition in the twelve months of fiscal 2013. Net income attributable to Darling for the fiscal year ended January 3, 2015, was $64.2 million, or $0.39 per diluted share, as compared to net income of $109.0 million, or $0.91 per diluted share, for the fiscal year ended December 28, 2013. The results for the twelve months of fiscal 2014 and 2013 respectively, include the following after-tax costs:

Fiscal 2014

•	$31.3 million ($0.19 per diluted share) related to a non-cash inventory step-up associated with the required purchase accounting for the VION Acquisition related to the portion of acquired inventory sold during the period;

•	$19.9 million ($0.12 per diluted share) related to the redemption premium and write-off of deferred loan cost associated with the retirement of the Company’s 8.5% Senior Notes on January 7, 2014;

•	$21.0 million ($0.13 per diluted share) associated with the acquisition and integration costs related to Rothsay and VION Ingredients during the period; and

•	$7.9 million ($0.05 per diluted share) related to certain euro forward contracts entered into to hedge against foreign exchange risks related to the closing of the VION Acquisition.

Fiscal 2013

•	$15.3 million ($0.13 per diluted share) associated with the acquisition costs of the Rothsay Acquisition, the acquisition costs related to the acquired shares of Terra Holding Company, a Delaware corporation, and its wholly owned subsidiaries, Terra Renewal Services, Inc., an Arkansas corporation (“TRS”), and EV Acquisition, Inc., an Arkansas corporation (the “Terra Transaction”) and the incurred costs related to the VION Acquisition during the period;

•	$8.0 million ($0.07 per diluted share) related to an unused bridge financing facility commitment associated with the VION Acquisition; and

•	$(16.9) million ($0.14 per diluted share) related to an unrealized gain on certain euro forward contracts entered into to hedge against foreign exchange risks related to the closing of the VION Acquisition.

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Net income and diluted earnings per common share, adjusted to eliminate the one-time costs listed above, would have been $144.3 million and $0.88 per diluted share, respectively for the fiscal year ended January 3, 2105, as compared to $115.4 million and $0.97 per share, respectively, for the fiscal year ended December 28, 2013.

Operating income for the fiscal year ended January 3, 2015, was $164.5 million, which reflects a decline of $5.1 million, or 3.0%, as compared to the fiscal year ended December 28, 2013. The results for fiscal year 2014 include an increase to cost of sales of $49.8 million related to the inventory step-up associated with the required purchase accounting for the VION Acquisition. Without these costs, segment operating income for fiscal year 2014 would have been $214.3 million, or 26.4% higher than the same period in 2013. Including the Company’s share of net income of unconsolidated subsidiaries, primarily the DGD Joint Venture, operating income for the fiscal year ended January 3, 2015, would have been $279.9 million, or $102.6 million (57.9%) higher than the same period in 2013. The DGD Joint Venture has not yet distributed any earnings to its venture partners.

Reconciliation of Net Income to (Non-GAAP) Adjusted EBITDA and (Non-GAAP) Pro forma Adjusted EBITDA

	Fiscal Year Ended
Adjusted EBITDA (U.S. dollars in thousands)	January 3, 2015	December 28, 2013
Net income attributable to Darling	$64,215	$108,967
Depreciation and amortization	269,517	98,787
Interest expense	135,416	38,108
Income tax expense/(benefit)	13,141	54,711
Foreign currency loss/(gain)	13,548	(28,107)
Other expense/(income), net	(299)	3,547
Equity in net (income)/loss of unconsolidated subsidiaries	(65,609)	(7,660)
Net income/(loss) attributable to noncontrolling interests	4,096	—

Adjusted EBITDA (Non-GAAP)	$434,025	$268,353

Non-cash inventory step-up associated with VION Acquisition	49,803	—
Acquisition and integration-related expenses	24,667	23,271
Darling Ingredients International - 13th week (1)	4,100	—

Pro Forma Adjusted EBITDA (Non-GAAP)	$512,595	$291,624

DGD Joint Venture Adjusted EBITDA (Darling’s share) (2)	$81,639	$16,490

(1)	January 7, 2014 closed on VION Ingredients, thus the 13th week would be revenue adjusted for January 1, 2014 through January 7, 2014.
(2)	Darling’s pro forma adjusted EBITDA (Non-GAAP) in the above table does not include the DGD Joint Venture adjusted EBITDA (Darling’s share) if we had consolidated the DGD Joint Venture.

News Release March 4, 2015 Page 6

For the year ended January 3, 2015, the Company generated Adjusted EBITDA of $434.0 million, as compared to $268.4 million in the same period in 2013. The increase was primarily attributable to the newly acquired Rothsay and VION Ingredients businesses. On a Pro forma Adjusted EBITDA basis, the Company would have generated $512.6 million in fiscal 2014, as compared to a Pro forma Adjusted EBITDA of $291.6 million in the same period in 2013. The increase in Pro forma Adjusted EBITDA is attributable to the inclusion of the newly acquired Rothsay and VION Ingredients businesses.

Reconciliation (Non-GAAP) Adjusted Diluted Earnings Per Share

	Fiscal Year Ended
ADJUSTED (Non-GAAP) DILUTED EARNINGS PER SHARE	January 3, 2015	December 28, 2013	December 29, 2012
Weighted average shares of common stock outstanding (millions)	165,059	119,924	118,089

Reported Earnings Per Share (fully diluted)	$0.39	$0.91	$1.11
Non-cash inventory step-up associated with the VION Acquisition	0.19	—	—
Acquisition and integration costs	0.13	0.13	—
Amortization of intangibles	0.32	0.16	0.15
Bridge financing	—	0.07	—
Redemption premium on 8.5% Senior Notes and write off deferred loan costs	0.12	—	—
Foreign currency price risk VION Acquisition	0.05	(0.14)	—

Adjusted diluted earnings per share attributable to Darling (Non-GAAP) (1)	$1.20	$1.13	$1.26

(1)	Adjustments to diluted earnings per share of acquisition related items are net of tax. Calculations of all adjustment tax amounts were at the applicable effective tax rate for the period, except for fiscal 2014 and fiscal 2013, which were impacted by biofuel tax incentives and nonrecurring acquisition and integration costs. The effective tax rate used for calculating Non-GAAP Adjusted EPS in the above table for the years ended January 3, 2015, December 28, 2013 and December 29, 2012 was 37.1%, 38.5% and 36.8%, respectively.

About Darling

Darling Ingredients Inc. is the world’s largest publicly-traded developer and producer of sustainable natural ingredients from edible and inedible bio-nutrients, creating a wide range of ingredients and customized specialty solutions for customers in the pharmaceutical, food, pet food, feed, technical, fuel, bioenergy and fertilizer industries. With operations on five continents, the Company collects and transforms all aspects of animal by-product streams into useable and specialty ingredients, such as gelatin, edible fats, feed-grade fats, animal proteins and meals, plasma, pet food ingredients, organic fertilizers, yellow grease, fuel feedstocks, green energy, natural casings and hides. The Company also recovers and converts used cooking oil and commercial bakery residuals into valuable feed and fuel ingredients. In addition, the Company provides grease trap services to food service establishments, environmental services to food processors and sells restaurant cooking oil delivery and collection equipment. For additional information, visit the Company’s website at http://ir.darlingii.com.

News Release March 4, 2015 Page 7

Conference Call

Darling Ingredients Inc. will host a conference call to discuss the Company’s fourth quarter and fiscal year 2014 financial results at 8:30 am Eastern Time (7:30 am Central Time) on Thursday, March 5, 2015. To listen to the conference call, participants calling from within North America should dial 1- 877-270-2148; international participants should dial 1-412-902-6510. Please refer to access code 10061490. Please call approximately ten minutes before the start of the call to ensure that you are connected. A slide presentation to augment management’s formal presentation will be posted within the presentations section of our Investor Relations website at http://ir.darlingii.com.

The call will also be available as a live audio webcast that can be accessed on the Company website at http://ir.darlingii.com beginning two hours after its completion, a replay of the call can be accessed through March 12, 2015, by dialing 1-877-344-7529 (domestically), 1-855-669-9658 (Canada) or 1-412-317-0088 (international). The access code for the replay is 10061490. The conference call will also be archived on the Company’s website.

Use of Non-GAAP Financial Measures:

Adjusted EBITDA is presented here not as an alternative to net income, but rather as a measure of the Company’s operating performance and is not intended to be a presentation in accordance with GAAP. Since EBITDA (generally, net income plus interest expenses, taxes, depreciation and amortization) is not calculated identically by all companies, this presentation may not be comparable to EBITDA or adjusted EBITDA presentations disclosed by other companies. Adjusted EBITDA is calculated in this presentation and represents, for any relevant period, net income/(loss) plus depreciation and amortization, goodwill and long-lived asset impairment, interest expense, (income)/loss from discontinued operations, net of tax, income tax provision, other income/(expense) and equity in net loss of unconsolidated subsidiary. Management believes that Adjusted EBITDA is useful in evaluating the Company’s operating performance compared to that of other companies in its industry because the calculation of Adjusted EBITDA generally eliminates the effects of financing income taxes and certain non-cash and other items that may vary for different companies for reasons unrelated to overall operating performance.

As a result, the Company’s management used Adjusted EBITDA as a measure to evaluate performance and for other discretionary purposes. However, Adjusted EBITDA is not a recognized measurement under GAAP, should not be considered as an alternative to net income as a measure of operating results or to cash flow as a measure of liquidity, and is not intended to be a presentation in accordance with GAAP. In addition to the foregoing, management also uses or will use Adjusted EBITDA to measure compliance with certain financial covenants under the Company’s Senior Secured Credit Facilities and 5.375% Notes that were outstanding at January 3, 2015. However, the amounts shown in this presentation for Adjusted EBITDA differ from the amounts calculated under similarly titled definitions in the Company’s Senior Secured Credit Facilities and 5.375% Notes, as those definitions permit further adjustments to reflect certain other non-recurring costs and non-cash charges.

In addition, the Company’s management used adjusted diluted earnings per share as a measure of earnings due to the significant merger and acquisition activity of the Company. However, an adjusted earnings per share is not a recognized measurement under GAAP and should not be considered as an alternative to diluted earnings per share presented in accordance with GAAP. Adjusted diluted earnings per share is defined as adjusted net income attributable to Darling divided by the weighted average shares of diluted common stock. Adjusted net income attributable to Darling is defined as a reconciliation of net income attributable to Darling, net of tax (i) adjusted for net of tax acquisition and integration costs related to merger and acquisitions, (ii) net of tax amortization of acquisition related intangibles and (iii) net of tax certain non-recurring items that are not part of normal operations. This measure is solely for the purpose of calculating adjusted diluted earnings per share and is not intended to be a substitute of presentation in accordance with GAAP.

News Release March 4, 2015 Page 8

Cautionary Statements Regarding Forward-Looking Information:

{This media release contains “forward-looking” statements regarding the business operations and prospects of Darling Ingredients Inc. and industry factors affecting it. These statements are identified by words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “could,” “may,” “will,” “should,” “planned,” “potential,” “continue,” “momentum,” and other words referring to events that may occur in the future. These statements reflect Darling Ingredient’s current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties beyond its control, each of which could cause actual results to differ materially from those indicated in the forward-looking statements. These factors include, among others, existing and unknown future limitations on the ability of the Company’s direct and indirect subsidiaries to upstream their profits to the Company for payments on the Company’s indebtedness or other purposes; unanticipated costs or operating problems related to the acquisition and integration of Rothsay and Darling Ingredients International (including transactional costs and integration of the new enterprise resource planning (ERP) system); global demands for bio-fuels and grain and oilseed commodities, which have exhibited volatility, and can impact the cost of feed for cattle, hogs and poultry, thus affecting available rendering feedstock and selling prices for the Company’s products; reductions in raw material volumes available to the Company due to weak margins in the meat production industry as a result of higher feed costs, reduced consumer demand or other factors, reduced volume from food service establishments, reduced demand for animal feed, or otherwise; reduced finished product prices; continued decline in fat and used cooking oil finished product prices; changes to worldwide government policies relating to renewable fuels and greenhouse gas emissions that adversely affect programs like the Renewable Fuel Standards Program (RFS2) and tax credits for biofuels both in the Unites States and abroad; possible product recall resulting from developments relating to the discovery of unauthorized adulterations to food or food additives; the occurrence of Bird Flu including, but not limited to H1N1 flu, bovine spongiform encephalopathy (or “BSE”), porcine epidemic diarrhea (“PED”) or other diseases associated with animal origin in the United States or elsewhere; unanticipated costs and/or reductions in raw material volumes related to the Company’s compliance with the existing or unforeseen new U.S. or foreign regulations (including, without limitation, China) affecting the industries in which the Company operates or its value added products (including new or modified animal feed, Bird Flu, PED or BSE or similar or unanticipated regulations); risks associated with the renewable diesel plant in Norco, Louisiana owned and operated by a joint venture between Darling Ingredients and Valero Energy Corporation, including possible unanticipated operating disruptions; risks relating to possible third party claims of intellectual property infringement; increased contributions to the Company’s pension and benefit plans, including multiemployer and employer-sponsored defined benefit pension plans as required by legislation, regulation or other applicable U.S. or foreign law or resulting from a U.S. mass withdrawal event; bad debt write-offs; loss of or failure to obtain necessary permits and registrations; continued or escalated conflict in the Middle East, North Korea, Ukraine or elsewhere; and/or unfavorable export or import markets. These factors, coupled with volatile prices for natural gas and diesel fuel, climate conditions, currency exchange fluctuations, general performance of the U.S. and global economies, disturbances in world financial, credit, commodities and stock markets, and any decline in consumer confidence and discretionary spending, including the inability of consumers and companies to obtain credit due to lack of liquidity in the financial markets, among others, could negatively impact the Company’s results of operations. Among other things, future profitability may be affected by the Company’s ability to grow its business, which faces competition from companies that may have substantially greater resources than the Company. Other risks and uncertainties regarding Darling Ingredients Inc., its business and the industries in which it operates are referenced from time to time in the Company’s filings with the Securities and Exchange Commission. Darling Ingredients Inc. is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.}

For More Information, contact:

Melissa A. Gaither, Director of Investor Relations 251 O’Connor Ridge Blvd., Suite 300 Irving, Texas 75038	Email: mgaither@darlingii.com Phone: 972-717-0300

Financial Tables Follow

News Release March 4, 2015 Page 9

Darling Ingredients Inc.

Consolidated Operating Results

For the Periods Ended January 3, 2015 and December 28, 2013

(Dollars in thousands, except per share amounts)

	(Fourth Quarter Unaudited)
	Three Months Ended			Fiscal Year Ended
	Jan. 3, 2015	Dec. 28, 2013	$ Change Favorable (Unfavorable)	Jan. 3, 2015	Dec. 28, 2013	$ Change Favorable (Unfavorable)
Net sales	$1,000,203	$447,939	$552,264	$3,956,443	$1,802,268	$2,154,175
Costs and expenses:

Cost of sales and operating expenses	$794,298	$337,594	$(456,704)	$3,123,171	$1,339,819	$(1,783,352)
Selling, general and administrative expenses	94,841	45,982	(48,859)	374,580	170,825	(203,755)
Depreciation and amortization	69,039	31,713	(37,326)	269,517	98,787	(170,730)
Acquisition and Integration costs	2,363	14,114	11,751	24,667	23,271	(1,396)

Total costs and expenses	960,541	429,403	(531,138)	3,791,935	1,632,702	(2,159,233)

Operating income	39,662	18,536	21,126	164,508	169,566	(5,058)
Other expense:
Interest expense	(24,633)	(21,501)	(3,132)	(135,416)	(38,108)	(97,308)
Foreign currency gains/(losses)	(1,267)	28,107	(29,374)	(13,548)	28,107	(41,655)
Other income/(expense), net	271	(928)	1,199	299	(3,547)	3,846

Total other expense	(25,629)	5,678	(31,307)	(148,665)	(13,548)	(135,117)

Equity in net income/(loss) of unconsolidated subsidiaries	59,547	(1,136)	60,683	65,609	7,660	57,949

Income before income taxes	73,580	23,078	50,502	81,452	163,678	(82,226)
Income taxes expense	4,792	585	(4,207)	13,141	54,711	41,570

Net income/(loss)	$68,788	$22,493	$46,295	$68,311	$108,967	$(40,656)

Net (income)/loss attributable to noncontrolling interests	$1,155	—	$1,155	$(4,096)	—	$(4,096)

Net income/(loss) attributable to Darling	$69,943	$22,493	$47,450	$64,215	$108,967	$(44,752)

Basic income/(loss) per share:	$0.42	$0.18	$0.24	$0.39	$0.91	$(0.52)

Diluted income/(loss) per share:	$0.42	$0.18	$0.24	$0.39	$0.91	$(0.52)

News Release March 4, 2015 Page 10

Darling Ingredients Inc.

Condensed Consolidated Balance Sheets - Assets

For the Periods Ended January 3, 2015 and December 28, 2013

(Dollars in thousands)

	January 3,	December 28,
	2015	2013
Current assets:
Cash and cash equivalents	$108,784	$870,857
Restricted cash	343	354
Accounts Receivable, net	409,779	112,844
Inventories	401,613	65,133
Prepaid expenses	44,629	14,223
Income taxes refundable	22,140	14,512
Other current assets	21,324	32,290
Deferred income taxes	45,001	17,289

Total current assets	1,053,613	1,127,502
Property, plant and equipment
less accumulated depreciation, net	1,574,116	666,573
Intangible assets
less accumulated amortization, net	932,413	588,664
Other assets:
Goodwill	1,320,419	701,637
Investment in unconsolidated subsidiaries	202,712	115,114
Other	71,009	44,643
Deferred income taxes	16,431	—

Total assets	$5,170,713	$3,244,133

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Darling Ingredients Inc.

Condensed Consolidated Balance Sheets

Liabilities and Stockholders’ Equity

For the Periods Ended January 3, 2015 and December 28, 2013

(Dollars in thousands)

	January 3,	December 28,
	2015	2013
Current liabilities:
Current portion of long-term debt	$54,401	$19,888
Accounts payable, principally trade	168,518	43,742
Income taxes payable	4,363	—
Accrued expenses	256,119	113,174
Deferred income taxes	642	—

Total current liabilities	484,043	176,804
Long-term debt, net of current portion	2,098,039	866,947
Other non-current liabilities	114,700	40,671
Deferred income taxes	422,797	138,759

Total liabilities	3,119,579	1,223,181

Commitments and contingencies
Total Darling’s Stockholders’ equity:	1,952,990	2,020,952
Noncontrolling interests	98,144	—

Total stockholders’ equity	$2,051,134	$2,020,952

	$5,170,713	$3,244,133